Exhibit (h)(1)

OPERATIONAL SUPPORT SERVICES AGREEMENT

HSBC Funds

December 13, 2023

THIS OPERATIONAL SUPPORT SERVICES AGREEMENT (“Agreement”) is made between HSBC Global Asset Management (USA), Inc. (“Adviser”) and HSBC Funds (“Trust”) on behalf of its series, HSBC U.S. Government Money Market Fund and HSBC U.S. Treasury Money Market Fund (each, a “Fund” and collectively, the “Funds”).

WHEREAS, the Trust is a registered open-end investment company organized as a Delaware statutory trust and currently consists of multiple separate series;

WHEREAS, the Adviser has entered into an investment advisory contract with the Trust to provide advisory services to the Funds (the “Advisory Agreement”);

WHEREAS, the Adviser has agreed to provide in addition to the purely investment advisory services provided pursuant to the Advisory Agreement, certain administrative and operational support services in connection with the operation of the Funds;

NOW, THEREFORE, in consideration of the mutual promises herein made, the parties hereby agree as follows:

1.	The Adviser agrees to provide the following operational support services to the Funds:

(i)	manage and coordinate the Funds’ operations, including the development of new product features and benefits;
(ii)	compile statistical and research data required for the preparation of reports and statements which are periodically distributed to the Funds’ officers and Trustees;
(iii)	handle general inquiries from account representatives, such as advice as to the status of shareholder accounts, the current yield and dividends declared to date and provide assistance with other questions related to shareholder accounts;
(iv)	provide support to account representatives regarding Fund benefits and features;
(v)	provide operational assistance to account representatives regarding opening new accounts, closing accounts and making changes to the set-up of existing accounts;
(vi)	assist in the development and ongoing operation of “sweep” accounts utilizing the Funds;
(vii)	compile information required in connection with the Funds’ filings with the Securities and Exchange Commission; and
(viii)	provide such other services as agreed upon by both parties.

2.	For its services, the Adviser shall be entitled to a fee (the “Operational Support Fee”) from each Fund’s Class A, Class Y, Intermediary Class, Intermediary Service Class, and Class P shares (as applicable), computed daily and paid monthly, equal on an annual basis to the percentage of each applicable share class’s average daily net assets set forth on Schedule A, as in effect from time to time. The Adviser, in its sole discretion, may waive all or any part the Operational Support Fee for any class of shares of a Fund.

3.	This Agreement shall remain in full force and effect through December 31, 2024, and thereafter from year to year to the extent continuance is approved annually by the Board of Trustees of the Trust.

4.	This Agreement may be amended or modified from time to time by both parties in writing.

5.	This Agreement may be terminated by the Trust at any time on sixty (60) days’ written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust as defined by the Investment Company Act of 1940 Act (“1940 Act”); and shall automatically and immediately terminate in the event of its assignment as defined by the 1940 Act.

6.	In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or of reckless disregard of its duties and obligations hereunder, the Adviser shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, and their respective corporate seals to be hereunto duly affixed and attested.

HSBC FUNDS

By:	/s/ Stefano R. Michelagnoli
Name:	Stefano R. Michelagnoli
Title:	President
HSBC GLOBAL ASSET MANAGEMENT (USA) INC.

By:	/s/ Paul Dawe
Name:	Paul Dawe
Title:	Chief Executive Officer and Chief Operating Officer

SCHEDULE A
to OPERATIONAL SUPPORT SERVICES AGREEMENT
dated as of December 13, 2023

Fund	Applicable Share Class	Operational Support Fee
U.S. Government Money Market Fund	Class A, Class Y, Intermediary Class, Intermediary Service Class, and Class P shares	0.10%
U.S. Treasury Money Market Fund	Class A, Class Y, Intermediary Class, Intermediary Service Class, and Class P shares	0.10%